EXHIBIT 7.1

SCHEDULE 13D/A JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D/A to which this Joint Filing Agreement is attached, and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: December 6, 2018	RESTAURANT BRANDS INTERNATIONAL INC.

	By:	/s/ Jill Granat
	Name:	Jill Granat
	Title:	General Counsel and Secretary

RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

	By:	/s/ Jill Granat
	Name:	Jill Granat
	Title:	General Counsel and Secretary